Exhibit 99.1

E*TRADE Financial Corporation Announces Third Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--October 18, 2012--E*TRADE Financial Corporation (NASDAQ: ETFC):

Third Quarter Results

  Net loss of $29 million, or $0.10 loss per share on total net revenue of $490 million
  Gain on securities revenue of $79 million, including gains related to securities sold to reduce asset balances as a result of the termination of $520 million in wholesale funding obligations, which resulted in a $51 million loss on early extinguishment of debt
  Provision for loan losses of $141 million, including $50 million related to new data on borrower bankruptcies acquired by the Company
  Total special mention delinquencies decreased six percent sequentially; total at-risk delinquencies decreased seven percent
  Total operating expenses of $289 million, including $13 million in severance paid for Company’s prior CEO
  Balance sheet growth of $1.2 billion, driven by $3.2 billion in customer inflows and customer net selling, offset by of $1.3 billion from deleveraging actions
  Daily Average Revenue Trades (DARTs) of 129,000
  Net new brokerage accounts of 18,000, representing year-to-date net new accounts of 110,000, for 5.3% annualized growth
  Net new brokerage assets of $1.9 billion, representing year-to-date net new assets of $8.1 billion, for 7.4% annualized growth(1); end of period customer assets of $204 billion

E*TRADE Financial Corporation (NASDAQ: ETFC) today announced results for its third quarter ended September 30, 2012, reporting a net loss of $29 million, or $0.10 loss per share. This compares with net income of $40 million, or $0.14 per share in the prior quarter, and net income of $71 million, or $0.24 per share in the third quarter of 2011. The Company reported total net revenue of $490 million for the third quarter of 2012, compared with $452 million in the prior quarter and $507 million in the third quarter of 2011.

“While this quarter’s results were marked by some unique items, we made good progress on our deleveraging and cost reduction initiatives, and continued to improve our risk profile,” said E*TRADE’s Chairman and Interim CEO, Frank Petrilli. “We delivered on our strategic initiatives during the third quarter and executed well in our brokerage business, while continuing to manage down the loan portfolio. We have identified or completed over $4 billion of balance sheet reductions, which are critical to achieving our goal of distributing capital from the Bank to the Parent. Importantly, our core brokerage franchise continues to grow assets and accounts at healthy rates, despite lackluster investor engagement across the industry. During the first three quarters of the year, we have surpassed the full year 2011 in terms of net new accounts, aided by record account retention. We are making headway in the retirement and investing customer segment, ending the quarter with over $1 billion in managed accounts, less than three years after introducing the products. In addition, our management team is delivering against cost reduction initiatives, with a new target of $100 million in run-rate reductions to be completed by the end of 2013.”

E*TRADE reported DARTs of 129,000 during the quarter, a decrease of seven percent from the prior quarter and a decrease of 22 percent versus the same quarter a year ago.

At quarter end, the Company reported 4.4 million customer accounts, which included 2.9 million brokerage accounts. Net new brokerage accounts were 18,000 during the quarter compared with 46,000 in the prior quarter and 13,000 in the third quarter of 2011.

The Company ended the quarter with $204 billion in total customer assets, compared with $193 billion at the end of the second quarter and $160 billion from the year-ago period.

During the quarter, customers added $1.9 billion in net new brokerage assets. Brokerage related cash increased by $3.4 billion to $32.6 billion during the period, as customers were net sellers of approximately $2.2 billion of securities. Margin receivables averaged $5.6 billion in the quarter, flat sequentially and up four percent year over year.

Net operating interest income for the third quarter was $261 million, down from $279 million in the prior quarter and $306 million a year ago. Third quarter results reflected a net interest spread of 2.28 percent on average interest-earning assets of $44.9 billion, compared with a net interest spread of 2.44 percent on average interest-earning assets of $44.8 billion in the prior quarter.

Commissions, fees and service charges, principal transactions, and other revenue in the third quarter were $153 million, compared with $154 million in the prior quarter and $181 million in the third quarter of 2011. Average commission per trade for the quarter was $11.24, compared to $10.68 in the prior quarter, and $10.76 in the third quarter of 2011.

Total operating expenses for the quarter increased $8 million sequentially to $289 million. Compensation and benefits included the impact of $13 million in severance associated with the August departure of the Company’s former Chief Executive Officer.

Total assets ended the quarter at $50.4 billion, growing $1.2 billion from the prior quarter, as customer net selling and net inflows increased cash and deposits by $3.2 billion, which was partially offset by deleveraging actions of $1.3 billion. Deleveraging included approximately $0.8 billion in brokerage-related customer cash directed to third party institutions, as well as $0.5 billion in terminated wholesale funding obligations, which resulted in a pre-tax loss of $51 million on early extinguishment of debt. The corresponding reduction to assets resulted in a gain on sale of securities, included in the $79 million of total net gains recorded during the quarter.

The Company’s loan portfolio ended the quarter at $11.1 billion, contracting $616 million from the prior quarter, primarily related to $458 million of paydowns. Provision for loan losses of $141 million included approximately $50 million related to loan charge-offs associated with newly identified bankruptcy filings. The Company utilizes third party servicers to obtain bankruptcy data specific to its loan portfolio. During the third quarter the Company identified an increase in bankruptcies reported to them by one specific servicer. In researching this increase the Company discovered that the servicer had not been reporting all prior bankruptcy data on a timely basis. As a result the Company implemented an enhanced procedure around all servicer reporting to corroborate bankruptcy reporting with independent third party data. Through this additional process, approximately $90 million of loans were identified in which the servicers failed to report the bankruptcy filing to the Company. Of those loans, approximately 90 percent are current. In accordance with the Company’s long-standing policy to write down loans to their collateral value when notified of a borrower bankruptcy, these loans were written down during the third quarter, resulting in an increase to provision for loan losses of approximately $50 million. The Company also noted these additional charge-offs were not a result of the recently-issued regulatory guidance on the treatment of discharged bankruptcies.

Excluding the effect of these additional charge-offs, provision for loan losses increased $24 million from the prior quarter to $91 million(2). This sequential increase was due primarily to a decline of $16 million in put-back settlements.

Including the $50 million in charge-offs related to the aforementioned adjustments, net charge-offs in the quarter were $158 million, an increase of $38 million from the prior quarter. The allowance for loan losses at quarter-end was $508 million, down $17 million from the previous quarter. Despite the decline in the reserve balance, coverage ratios improved slightly across the portfolio.

For the Company’s entire loan portfolio, special mention delinquencies decreased six percent sequentially, and total at-risk delinquencies declined seven percent versus the second quarter. As compared to the year-ago period, both special mention delinquencies and total at-risk delinquencies declined 29 percent.

As of September 30, 2012, the Company reported a consolidated Tier 1 common ratio of 10.9 percent(3), up from 10.2 percent in the prior period and 9.3 percent at the end of the third quarter of 2011. E*TRADE Bank ended the quarter with Tier 1 leverage(4) and total risk-based capital ratios of 7.9 percent and 19.3 percent, compared with 7.9 percent and 18.0 percent, respectively, at the end of the prior period and 8.1 percent and 17.2 percent, respectively, in the year-ago period.

Historical metrics and financials can be found on the E*TRADE Financial Investor Relations website at investor.etrade.com.

The Company will host a conference call to discuss the results beginning at 5:00 p.m. EDT today. This conference call will be available to domestic participants by dialing 888-754-4437 and international participants by dialing +44 (0) 800-528-0638 or 212-271-4651. No conference ID number is required. A live audio webcast and replay of this conference call will also be available at investor.etrade.com.

About E*TRADE Financial

The E*TRADE Financial family of companies provides financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries and affiliates. More information is available at www.etrade.com. ETFC-E

Important Notices

E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

Forward-Looking Statements: The statements contained in this news release that are forward looking, including statements regarding our balance sheet reductions, cost reduction initiatives and the growth of our brokerage franchise, are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, our potential inability to reduce our balance sheet and costs, potential changes in market activity, anticipated changes in the rate of new customer acquisition and in rate of net acquisition of brokerage accounts and assets, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the uncertainty surrounding the foreclosure process, and the potential negative regulatory consequences resulting from the implementation of financial regulatory reform as well as from actions by or potentially more restrictive policies or interpretations of the Federal Reserve and the Office of the Comptroller of the Currency or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

© 2012 E*TRADE Financial Corporation. All rights reserved.

Financial Statements
E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue:
Operating interest income	$333,977	$383,701	$1,050,758	$1,165,820
Operating interest expense	(73,100)	(78,123)	(225,924)	(235,119)
Net operating interest income	260,877	305,578	824,834	930,701
Commissions	90,424	113,407	291,168	341,690
Fees and service charges	30,915	29,446	91,976	103,299
Principal transactions	22,177	27,345	67,562	80,677
Gains on loans and securities, net	78,977	24,341	138,568	87,686
Net impairment	(2,395)	(3,196)	(11,196)	(12,142)
Other revenues	9,060	10,354	28,928	29,678
Total non-interest income	229,158	201,697	607,006	630,888
Total net revenue	490,035	507,275	1,431,840	1,561,589
Provision for loan losses	141,019	98,384	280,227	317,578
Operating expense:
Compensation and benefits	94,790	80,452	272,617	244,973
Clearing and servicing	30,856	34,748	98,248	113,095
Advertising and market development	26,001	27,258	110,156	108,642
FDIC insurance premiums	31,342	35,690	86,899	80,288
Professional services	20,421	19,772	60,690	64,732
Occupancy and equipment	19,423	17,021	55,521	50,998
Communications	17,560	16,930	55,038	49,712
Depreciation and amortization	23,044	22,873	68,387	67,644
Amortization of other intangibles	6,296	6,538	18,887	19,613
Facility restructuring and other exit activities	2,350	458	3,515	6,056
Other operating expenses	16,950	79,972	46,769	124,891
Total operating expense	289,033	341,712	876,727	930,644
Income before other income (expense) and income tax expense (benefit)	59,983	67,179	274,886	313,367
Other income (expense):
Corporate interest income	21	10	55	689
Corporate interest expense	(45,483)	(44,769)	(135,893)	(132,870)
Gains on sales of investments, net	18	-	17	38
Gains (losses) on early extinguishment of debt	(50,608)	-	(50,608)	3,091
Equity in income (loss) of investments and venture funds	(234)	520	1,774	197
Total other income (expense)	(96,286)	(44,239)	(184,655)	(128,855)
Income (loss) before income tax expense (benefit)	(36,303)	22,940	90,231	184,512
Income tax expense (benefit)	(7,678)	(47,756)	16,755	21,465
Net income (loss)	$(28,625)	$70,696	$73,476	$163,047

Basic earnings (loss) per share	$(0.10)	$0.25	$0.26	$0.62
Diluted earnings (loss) per share	$(0.10)	$0.24	$0.25	$0.56
Shares used in computation of per share data:
Basic	285,850	283,807	285,658	261,272
Diluted	285,850	289,706	290,395	289,770

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Revenue:
Operating interest income	$333,977	$354,520	$383,701
Operating interest expense	(73,100)	(75,415)	(78,123)
Net operating interest income	260,877	279,105	305,578
Commissions	90,424	93,313	113,407
Fees and service charges	30,915	29,063	29,446
Principal transactions	22,177	21,239	27,345
Gains on loans and securities, net	78,977	24,685	24,341
Net impairment	(2,395)	(5,269)	(3,196)
Other revenues	9,060	10,272	10,354
Total non-interest income	229,158	173,303	201,697
Total net revenue	490,035	452,408	507,275
Provision for loan losses	141,019	67,261	98,384
Operating expense:
Compensation and benefits	94,790	85,549	80,452
Clearing and servicing	30,856	32,837	34,748
Advertising and market development	26,001	36,567	27,258
FDIC insurance premiums	31,342	27,195	35,690
Professional services	20,421	19,934	19,772
Occupancy and equipment	19,423	18,244	17,021
Communications	17,560	18,358	16,930
Depreciation and amortization	23,044	23,104	22,873
Amortization of other intangibles	6,296	6,295	6,538
Facility restructuring and other exit activities	2,350	1,589	458
Other operating expenses	16,950	11,783	79,972
Total operating expense	289,033	281,455	341,712
Income before other income (expense) and income tax expense (benefit)	59,983	103,692	67,179
Other income (expense):
Corporate interest income	21	20	10
Corporate interest expense	(45,483)	(45,285)	(44,769)
Gains on sales of investments, net	18	-	-
Losses on early extinguishment of debt	(50,608)	-	-
Equity in income (loss) of investments and venture funds	(234)	2,113	520
Total other income (expense)	(96,286)	(43,152)	(44,239)
Income (loss) before income tax expense (benefit)	(36,303)	60,540	22,940
Income tax expense (benefit)	(7,678)	21,030	(47,756)
Net income (loss)	$(28,625)	$39,510	$70,696

Basic earnings (loss) per share	$(0.10)	$0.14	$0.25
Diluted earnings (loss) per share	$(0.10)	$0.14	$0.24
Shares used in computation of per share data:
Basic	285,850	285,645	283,807
Diluted	285,850	290,044	289,706

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
(In thousands, except share data)
(Unaudited)

	September 30,	June 30,	December 31,
	2012	2012	2011
ASSETS
Cash and equivalents	$2,825,012	$1,378,454	$2,099,839
Cash required to be segregated under federal or other regulations	1,434,330	761,485	1,275,587
Trading securities	107,378	60,081	54,372
Available-for-sale securities	14,925,459	16,152,748	15,651,493
Held-to-maturity securities	9,684,568	8,433,682	6,079,512
Margin receivables	5,608,253	5,804,350	4,826,256
Loans receivable, net	10,627,434	11,225,848	12,332,807
Investment in FHLB stock	128,944	131,478	140,183
Property and equipment, net	294,517	297,344	299,693
Goodwill	1,934,232	1,934,232	1,934,232
Other intangibles, net	266,918	273,213	285,805
Other assets	2,518,560	2,702,915	2,960,673
Total assets	$50,355,605	$49,155,830	$47,940,452

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$29,127,826	$27,911,100	$26,459,985
Securities sold under agreements to repurchase	4,609,117	4,717,656	5,015,499
Customer payables	6,013,640	5,128,653	5,590,858
FHLB advances and other borrowings	2,325,846	2,741,383	2,736,935
Corporate debt	1,505,466	1,501,278	1,493,552
Other liabilities	1,679,856	2,076,151	1,715,673
Total liabilities	45,261,751	44,076,221	43,012,502

Shareholders' equity:
Common stock, $0.01 par value, shares authorized: 400,000,000 at September 30, 2012, June 30, 2012 and December 31, 2011, shares issued and outstanding: 286,056,306 at September 30, 2012, 285,740,705 at June 30, 2012 and 285,368,075 at December 31, 2011	2,861	2,857	2,854
Additional paid-in-capital	7,316,057	7,310,487	7,306,862
Accumulated deficit	(1,921,661)	(1,893,036)	(1,995,137)
Accumulated other comprehensive loss	(303,403)	(340,699)	(386,629)
Total shareholders' equity	5,093,854	5,079,609	4,927,950
Total liabilities and shareholders' equity	$50,355,605	$49,155,830	$47,940,452

Segment Reporting
	Three Months Ended September 30, 2012
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(5)	Total
	(In thousands)
Revenue:
Operating interest income	$165,523	$264,977	$-	$(96,523)	$333,977
Operating interest expense	(8,718)	(160,905)	-	96,523	(73,100)
Net operating interest income	156,805	104,072	-	-	260,877
Commissions	90,424	-	-	-	90,424
Fees and service charges	30,311	604	-	-	30,915
Principal transactions	22,177	-	-	-	22,177
Gains (losses) on loans and securities, net	3	78,980	(6)	-	78,977
Net impairment	-	(2,395)	-	-	(2,395)
Other revenues	7,747	1,313	-	-	9,060
Total non-interest income	150,662	78,502	(6)	-	229,158
Total net revenue	307,467	182,574	(6)	-	490,035
Provision for loan losses	-	141,019	-	-	141,019
Operating expense:
Compensation and benefits	61,994	4,442	28,354	-	94,790
Clearing and servicing	17,409	13,447	-	-	30,856
Advertising and market development	26,000	1	-	-	26,001
FDIC insurance premiums	-	31,342	-	-	31,342
Professional services	7,218	388	12,815	-	20,421
Occupancy and equipment	17,381	453	1,589	-	19,423
Communications	16,819	330	411	-	17,560
Depreciation and amortization	18,946	167	3,931	-	23,044
Amortization of other intangibles	6,296	-	-	-	6,296
Facility restructuring and other exit activities	-	-	2,350	-	2,350
Other operating expenses	8,400	2,634	5,916	-	16,950
Total operating expense	180,463	53,204	55,366	-	289,033
Segment income (loss) before other income (expense)	127,004	(11,649)	(55,372)	-	59,983
Other income (expense):
Corporate interest income	-	-	21	-	21
Corporate interest expense	-	-	(45,483)	-	(45,483)
Gains on sale of investments, net	-	-	18	-	18
Losses on early extinguishment of debt	-	-	(50,608)	-	(50,608)
Equity in loss of investments and venture funds	-	-	(234)	-	(234)
Total other income (expense)	-	-	(96,286)	-	(96,286)
Segment income (loss)	$127,004	$(11,649)	$(151,658)	$-	$(36,303)

	Three Months Ended June 30, 2012
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(5)	Total
	(In thousands)
Revenue:
Operating interest income	$174,368	$284,682	$3	$(104,533)	$354,520
Operating interest expense	(9,165)	(170,783)	-	104,533	(75,415)
Net operating interest income	165,203	113,899	3	-	279,105
Commissions	93,313	-	-	-	93,313
Fees and service charges	28,395	668	-	-	29,063
Principal transactions	21,239	-	-	-	21,239
Gains (losses) on loans and securities, net	(114)	24,799	-	-	24,685
Net impairment	-	(5,269)	-	-	(5,269)
Other revenues	8,887	1,385	-	-	10,272
Total non-interest income	151,720	21,583	-	-	173,303
Total net revenue	316,923	135,482	3	-	452,408
Provision for loan losses	-	67,261	-	-	67,261
Operating expense:
Compensation and benefits	64,973	4,156	16,420	-	85,549
Clearing and servicing	16,327	16,510	-	-	32,837
Advertising and market development	36,529	38	-	-	36,567
FDIC insurance premiums	-	27,195	-	-	27,195
Professional services	10,632	1,307	7,995	-	19,934
Occupancy and equipment	16,502	452	1,290	-	18,244
Communications	17,570	356	432	-	18,358
Depreciation and amortization	18,984	159	3,961	-	23,104
Amortization of other intangibles	6,295	-	-	-	6,295
Facility restructuring and other exit activities	-	-	1,589	-	1,589
Other operating expenses	297	6,435	5,051	-	11,783
Total operating expense	188,109	56,608	36,738	-	281,455
Segment income (loss) before other income (expense)	128,814	11,613	(36,735)	-	103,692
Other income (expense):
Corporate interest income	-	-	20	-	20
Corporate interest expense	-	-	(45,285)	-	(45,285)
Equity in income of investments and venture funds	-	-	2,113	-	2,113
Total other income (expense)	-	-	(43,152)	-	(43,152)
Segment income (loss)	$128,814	$11,613	$(79,887)	$-	$60,540

	Three Months Ended September 30, 2011
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(5)	Total
	(In thousands)
Revenue:
Operating interest income	$197,905	$313,516	$4	$(127,724)	$383,701
Operating interest expense	(12,373)	(193,474)	-	127,724	(78,123)
Net operating interest income	185,532	120,042	4	-	305,578
Commissions	113,407	-	-	-	113,407
Fees and service charges	29,268	178	-	-	29,446
Principal transactions	27,345	-	-	-	27,345
Gains (losses) on loans and securities, net	(935)	25,278	(2)	-	24,341
Net impairment	-	(3,196)	-	-	(3,196)
Other revenues	8,286	2,068	-	-	10,354
Total non-interest income	177,371	24,328	(2)	-	201,697
Total net revenue	362,903	144,370	2	-	507,275
Provision for loan losses	-	98,384	-	-	98,384
Operating expense:
Compensation and benefits	58,558	4,607	17,287	-	80,452
Clearing and servicing	18,363	16,385	-	-	34,748
Advertising and market development	26,928	330	-	-	27,258
FDIC insurance premiums	-	35,690	-	-	35,690
Professional services	10,966	1,063	7,743	-	19,772
Occupancy and equipment	15,968	668	385	-	17,021
Communications	16,179	338	413	-	16,930
Depreciation and amortization	17,893	284	4,696	-	22,873
Amortization of other intangibles	6,538	-	-	-	6,538
Facility restructuring and other exit activities	-	-	458	-	458
Other operating expenses	66,460	7,060	6,452	-	79,972
Total operating expense	237,853	66,425	37,434	-	341,712
Segment income (loss) before other income (expense)	125,050	(20,439)	(37,432)	-	67,179
Other income (expense):
Corporate interest income	-	-	10	-	10
Corporate interest expense	-	-	(44,769)	-	(44,769)
Equity in income of investments and venture funds	-	-	520	-	520
Total other income (expense)	-	-	(44,239)	-	(44,239)
Segment income (loss)	$125,050	$(20,439)	$(81,671)	$-	$22,940

Key Performance Metrics(6)
Corporate Metrics	Qtr ended 9/30/12	Qtr ended 6/30/12	Qtr ended 9/30/12 vs. 6/30/12	Qtr ended 9/30/11	Qtr ended 9/30/12 vs. 9/30/11

Operating margin %(7)
Consolidated	12%	23%	(11)%	13%	(1)%
Trading and Investing	41%	41%	0%	34%	7%
Balance Sheet Management	N.M.	9%	N.M.	N.M.	N.M.

Employees	3,086	3,104	(1)%	3,122	(1)%
Consultants and other	100	110	(9)%	161	(38)%
Total headcount	3,186	3,214	(1)%	3,283	(3)%

Book value per share	$17.81	$17.78	0%	$17.34	3%
Tangible book value per share(8)	$11.17	$11.08	1%	$10.41	7%

Corporate cash ($MM)	$430.8	$436.5	(1)%	$438.2	(2)%

Enterprise net interest spread (basis points)(9)	228	244	(7)%	281	(19)%
Enterprise interest-earning assets, average ($MM)	$44,853	$44,770	0%	$42,681	5%

Earnings before interest, taxes, depreciation & amortization ("EBITDA") ($MM)
Net income (loss)	$(28.6)	$39.5	N.M.	$70.7	N.M.
Income tax expense (benefit)	(7.7)	21.0	N.M.	(47.8)	N.M.
Depreciation & amortization	29.3	29.4	0%	29.4	0%
Corporate interest expense	45.5	45.3	0%	44.8	2%
EBITDA	$38.5	$135.2	(72)%	$97.1	(60)%

Interest coverage(10)	0.8	3.0	N.M.	2.2	N.M.

Bank earnings before taxes and before credit losses ($MM)(11)	$145.9	$153.9	(5)%	$152.3	(4)%

Trading and Investing Metrics

Trading days	62.5	63.0	N.M.	64.0	N.M.

DARTs	128,701	138,653	(7)%	164,715	(22)%

Total trades (MM)	8.0	8.7	(8)%	10.5	(24)%
Average commission per trade	$11.24	$10.68	5%	$10.76	4%

End of period margin receivables ($B)	$5.6	$5.8	(3)%	$5.2	8%
Average margin receivables ($B)	$5.6	$5.6	0%	$5.4	4%

Gross new brokerage accounts	79,534	104,659	(24)%	85,515	(7)%
Gross new stock plan accounts	55,539	52,173	6%	49,421	12%
Gross new banking accounts	3,492	4,328	(19)%	5,064	(31)%
Closed accounts	(114,044)	(102,587)	N.M.	(130,699)	N.M.
Net new accounts	24,521	58,573	N.M.	9,301	N.M.

Net new brokerage accounts	18,247	45,599	N.M.	13,043	N.M.
Net new stock plan accounts	14,538	22,899	N.M.	8,042	N.M.
Net new banking accounts	(8,264)	(9,925)	N.M.	(11,784)	N.M.
Net new accounts	24,521	58,573	N.M.	9,301	N.M.

End of period brokerage accounts	2,892,852	2,874,605	1%	2,772,816	4%
End of period stock plan accounts	1,118,840	1,104,302	1%	1,062,088	5%
End of period banking accounts	437,884	446,148	(2)%	472,783	(7)%
End of period total accounts	4,449,576	4,425,055	1%	4,307,687	3%

Annualized brokerage account attrition rate(12)	8.5%	8.4%	N.M.	10.5%	N.M.

Customer Assets ($B)
Security holdings	$141.2	$134.9	5%	$109.9	28%
Customer payables (cash)	6.0	5.1	18%	5.4	11%
Customer cash balances held by third parties	4.7	3.6	31%	3.3	42%
Unexercised stock plan customer options (vested)	23.1	21.0	10%	16.1	43%
Customer assets in brokerage and stock plan accounts	175.0	164.6	6%	134.7	30%
Sweep deposits	21.9	20.5	7%	17.4	26%
Savings, transaction and other	7.2	7.4	(3)%	7.8	(8)%
Customer assets in banking accounts	29.1	27.9	4%	25.2	15%
Total customer assets	$204.1	$192.5	6%	$159.9	28%

Net new brokerage assets ($B)(13)	$1.9	$2.2	N.M.	$2.6	N.M.
Net new banking assets ($B)(13)	(0.2)	(0.5)	N.M.	(0.5)	N.M.
Net new customer assets ($B)(13)	$1.7	$1.7	N.M.	$2.1	N.M.

Brokerage related cash ($B)	$32.6	$29.2	12%	$26.1	25%
Other customer cash and deposits ($B)	7.2	7.4	(3)%	7.8	(8)%
Total customer cash and deposits ($B)	$39.8	$36.6	9%	$33.9	17%

Unexercised stock plan customer options (unvested) ($B)	$48.4	$43.5	11%	$33.2	46%

Customer net (purchase) / sell activity ($B)	$2.2	$(3.9)	N.M.	$(2.2)	N.M.

Market Making
Equity shares traded (MM)	105,282	101,415	4%	94,219	12%
Average revenue capture per 1,000 equity shares	$0.207	$0.206	1%	$0.290	(29)%
% of Bulletin Board equity shares to total equity shares	93.5%	93.6%	(0)%	92.4%	1%

Balance Sheet Management Metrics

Loans receivable ($MM)
Average loans receivable	$11,711	$12,310	(5)%	$14,298	(18)%
Ending loans receivable, net	$10,627	$11,226	(5)%	$13,000	(18)%

Loan performance detail (all loans, including TDRs) ($MM)

One- to Four-Family
Current	$5,122	$5,329	(4)%	$6,000	(15)%
30-89 days delinquent	210	227	(7)%	292	(28)%
90-179 days delinquent	108	119	(9)%	141	(23)%
Total 30-179 days delinquent	318	346	(8)%	433	(27)%
180+ days delinquent (net of $157M, $181M and $243M in charge-offs for Q312, Q212 and Q311, respectively)	300	338	(11)%	556	(46)%
Total delinquent loans(14)	618	684	(10)%	989	(38)%
Gross loans receivable(15)	$5,740	$6,013	(5)%	$6,989	(18)%

Home Equity
Current	$4,277	$4,543	(6)%	$5,330	(20)%
30-89 days delinquent	99	104	(5)%	147	(33)%
90-179 days delinquent	65	71	(8)%	109	(40)%
Total 30-179 days delinquent	164	175	(6)%	256	(36)%
180+ days delinquent (net of $23M, $25M and $21M in charge-offs for Q312, Q212 and Q311, respectively)	42	43	(2)%	51	(18)%
Total delinquent loans(14)	206	218	(6)%	307	(33)%
Gross loans receivable(15)	$4,483	$4,761	(6)%	$5,637	(20)%

Consumer and Other
Current	$892	$957	(7)%	$1,170	(24)%
30-89 days delinquent	18	18	0%	20	(10)%
90-179 days delinquent	3	3	0%	4	(25)%
Total 30-179 days delinquent	21	21	0%	24	(13)%
180+ days delinquent	-	-	N.M.	-	N.M.
Total delinquent loans	21	21	0%	24	(13)%
Gross loans receivable(15)	$913	$978	(7)%	$1,194	(24)%

Total Loans Receivable
Current	$10,291	$10,829	(5)%	$12,500	(18)%
30-89 days delinquent	327	349	(6)%	459	(29)%
90-179 days delinquent	176	193	(9)%	254	(31)%
Total 30-179 days delinquent	503	542	(7)%	713	(29)%
180+ days delinquent	342	381	(10)%	607	(44)%
Total delinquent loans(14)	845	923	(8)%	1,320	(36)%
Total gross loans receivable(15)	$11,136	$11,752	(5)%	$13,820	(19)%

TDR performance detail ($MM)(16)

One- to Four-Family TDRs
Current	$849	$843	1%	$726	17%
30-89 days delinquent	95	89	7%	66	44%
90-179 days delinquent	40	46	(13)%	32	25%
Total 30-179 days delinquent	135	135	0%	98	38%
180+ days delinquent (net of $47M, $49M and $49M in charge-offs for Q312, Q212 and Q311, respectively)	80	79	1%	120	(33)%
Total delinquent TDRs	215	214	0%	218	(1)%
TDRs	$1,064	$1,057	1%	$944	13%

Home Equity TDRs
Current	$215	$242	(11)%	$361	(40)%
30-89 days delinquent	18	20	(10)%	54	(67)%
90-179 days delinquent	9	11	(18)%	25	(64)%
Total 30-179 days delinquent	27	31	(13)%	79	(66)%
180+ days delinquent (net of $4M, $3M and $3M in charge-offs for Q312, Q212 and Q311, respectively)	6	5	20%	4	50%
Total delinquent TDRs	33	36	(8)%	83	(60)%
TDRs	$248	$278	(11)%	$444	(44)%

Total TDRs
Current	$1,064	$1,085	(2)%	$1,087	(2)%
30-89 days delinquent	113	109	4%	120	(6)%
90-179 days delinquent	49	57	(14)%	57	(14)%
Total 30-179 days delinquent	162	166	(2)%	177	(8)%
180+ days delinquent	86	84	2%	124	(31)%
Total delinquent TDRs	248	250	(1)%	301	(18)%
TDRs	$1,312	$1,335	(2)%	$1,388	(5)%

Capital Metrics

E*TRADE Bank
Tier 1 leverage ratio(4)(17)	7.9%	7.9%	0.0%	8.1%	(0.2)%
Tier 1 risk-based capital ratio(17)	18.0%	16.7%	1.3%	16.0%	2.0%
Total risk-based capital ratio(17)	19.3%	18.0%	1.3%	17.2%	2.1%
Tier 1 common ratio(17)(18)	18.0%	16.7%	1.3%	11.0%	7.0%
E*TRADE Bank excess Tier 1 capital ($MM)(17)	$1,320.2	$1,303.8	1%	$1,308.8	1%
E*TRADE Bank excess Tier 1 risk-based capital ($MM)(17)	$2,421.1	$2,263.2	7%	$2,119.1	14%
E*TRADE Bank excess risk-based capital ($MM)(17)	$1,869.8	$1,686.2	11%	$1,537.3	22%

E*TRADE Financial
Tier 1 leverage ratio(19)	5.8%	5.7%	0.1%	5.7%	0.1%
Tier 1 risk-based capital ratio(19)	13.0%	12.2%	0.8%	11.2%	1.8%
Total risk-based capital ratio(19)	14.2%	13.4%	0.8%	12.5%	1.7%
Tier 1 common ratio(3)	10.9%	10.2%	0.7%	9.3%	1.6%

Activity in Allowance for Loan Losses
	Three Months Ended September 30, 2012
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 6/30/12	$215,934	$266,883	$42,939	$525,756
Provision for loan losses	24,702	105,022	11,295	141,019
Charge-offs, net	(34,236)	(111,016)	(13,241)	(158,493)
Allowance for loan losses, ending 9/30/12	$206,400	$260,889	$40,993	$508,282

	Three Months Ended June 30, 2012
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 3/31/12	$239,602	$291,015	$48,558	$579,175
Provision for loan losses	247	65,050	1,964	67,261
Charge-offs, net	(23,915)	(89,182)	(7,583)	(120,680)
Allowance for loan losses, ending 6/30/12	$215,934	$266,883	$42,939	$525,756

	Three Months Ended September 30, 2011
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 6/30/11	$326,580	$493,551	$58,484	$878,615
Provision for loan losses	29,202	65,114	4,068	98,384
Charge-offs, net	(44,331)	(104,623)	(7,990)	(156,944)
Allowance for loan losses, ending 9/30/11	$311,451	$454,042	$54,562	$820,055

Specific Valuation Allowance Activity(16)
	As of September 30, 2012
	Recorded Investment in TDRs before charge-offs	Charge-offs	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(20)
	(Dollars in thousands)
One- to four-family	$1,374,800	$(311,122)	$1,063,678	$(98,628)	$965,050	9%	30%
Home equity	405,302	(156,809)	248,493	(92,702)	155,791	37%	62%
Total	$1,780,102	$(467,931)	$1,312,171	$(191,330)	$1,120,841	15%	37%

	As of June 30, 2012
	Recorded Investment in TDRs before charge-offs	Charge-offs	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(20)
	(Dollars in thousands)
One- to four-family	$1,356,888	$(299,307)	$1,057,581	$(94,474)	$963,107	9%	29%
Home equity	435,484	(158,072)	277,412	(98,293)	179,119	35%	59%
Total	$1,792,372	$(457,379)	$1,334,993	$(192,767)	$1,142,226	14%	36%

	As of September 30, 2011
	Recorded Investment in TDRs before charge-offs	Charge-offs	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(20)

One- to four-family	1,147,693	(203,893)	943,800	(104,502)	839,298	11%	27%
Home equity	488,878	(45,013)	443,865	(222,606)	221,259	50%	55%
Total	1,636,571	(248,906)	1,387,665	(327,108)	1,060,557	24%	35%

Average Enterprise Balance Sheet Data
	Three Months Ended
	September 30, 2012
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(21)	$11,727,325	$118,747	4.05%
Margin receivables	5,604,036	55,465	3.94%
Available-for-sale securities	14,992,705	82,959	2.21%
Held-to-maturity securities	8,984,586	61,923	2.76%
Cash and equivalents	2,268,833	1,219	0.21%
Segregated cash	693,057	115	0.07%
Securities borrowed and other	582,746	11,897	8.12%
Total enterprise interest-earning assets	$44,853,288	332,325	2.96%
Enterprise interest-bearing liabilities:
Deposits	$28,631,403	5,885	0.08%
Customer payables	5,646,155	2,839	0.20%
Securities sold under agreements to repurchase	4,709,203	40,136	3.34%
FHLB advances and other borrowings	2,622,282	24,153	3.60%
Securities loaned and other	705,235	30	0.02%
Total enterprise interest-bearing liabilities	$42,314,278	73,043	0.68%
Enterprise net interest income/spread(9)		$259,282	2.28%

	Three Months Ended
	June 30, 2012
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(21)	$12,324,567	$124,994	4.06%
Margin receivables	5,633,453	55,418	3.96%
Available-for-sale securities	16,336,062	98,625	2.41%
Held-to-maturity securities	8,108,507	60,245	2.97%
Cash and equivalents	1,115,736	527	0.19%
Segregated cash	741,845	105	0.06%
Securities borrowed and other	509,370	12,687	10.02%
Total enterprise interest-earning assets	$44,769,540	352,601	3.15%
Enterprise interest-bearing liabilities:
Deposits	$28,583,333	6,611	0.09%
Customer payables	5,303,434	2,849	0.22%
Securities sold under agreements to repurchase	4,802,784	40,473	3.33%
FHLB advances and other borrowings	2,733,258	25,404	3.68%
Securities loaned and other	702,216	32	0.02%
Total enterprise interest-bearing liabilities	$42,125,025	75,369	0.71%
Enterprise net interest income/spread(9)		$277,232	2.44%

	Three Months Ended
	September 30, 2011
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(21)	$14,302,016	$169,704	4.75%
Margin receivables	5,404,720	55,587	4.08%
Available-for-sale securities	15,016,437	102,545	2.73%
Held-to-maturity securities	4,854,034	40,546	3.34%
Cash and equivalents	1,534,517	752	0.19%
Segregated cash	965,083	180	0.07%
Securities borrowed and other	604,633	13,069	8.58%
Total enterprise interest-earning assets	$42,681,440	382,383	3.58%
Enterprise interest-bearing liabilities:
Deposits	$25,858,216	10,240	0.16%
Customer payables	5,492,074	2,267	0.16%
Securities sold under agreements to repurchase	5,345,652	37,941	2.78%
FHLB advances and other borrowings	2,733,920	27,257	3.90%
Securities loaned and other	627,606	383	0.24%
Total enterprise interest-bearing liabilities	$40,057,468	78,088	0.77%
Enterprise net interest income/spread(9)		$304,295	2.81%

Reconciliation from Enterprise Net Interest Income to Net Operating Interest Income

	Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
	(In thousands)
Enterprise net interest income	$259,282	$277,232	$304,295
Taxable equivalent interest adjustment(22)	(298)	(300)	(291)
Earnings on customer cash held by third parties and other(23)	1,893	2,173	1,574
Net operating interest income	$260,877	$279,105	$305,578

SUPPLEMENTAL INFORMATION

Explanation of Non-GAAP Measures and Certain Metrics

Management believes that tangible book value per share, corporate cash, EBITDA, interest coverage, Bank earnings before taxes and before credit losses, E*TRADE Bank Tier 1 common ratio and E*TRADE Financial ratios are appropriate measures for evaluating the operating and liquidity performance of the Company. Management believes that adjusting GAAP measures by excluding or including certain items is helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects and valuation. Management uses non-GAAP information internally to evaluate operating performance and in formulating the budget for future periods.

Tangible Book Value per Share

Tangible book value per share represents shareholders’ equity less goodwill (net of related deferred tax liability) and other intangible assets divided by common stock outstanding. The Company believes that tangible book value per share is a measure of the Company’s capital strength. See endnote (8) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Corporate Cash

Corporate cash represents cash held at the parent company as well as cash held in certain subsidiaries that can distribute cash to the parent company without any regulatory approval. The Company believes that corporate cash is a useful measure of the parent company’s liquidity as it is the primary source of capital above and beyond the capital deployed in regulated subsidiaries. See the Company’s financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

EBITDA

EBITDA represents net income (loss) before taxes, depreciation and amortization and corporate interest expense. Management believes that EBITDA provides a useful additional measure of the Company’s performance by excluding certain non-cash charges and expenses that are not directly related to the performance of the business.

Interest Coverage

Interest coverage represents EBITDA divided by corporate interest expense. Management believes that by excluding the charges and expenses that are excluded from EBITDA, interest coverage provides a useful additional measure of the Company’s ability to continue to meet interest obligations and liquidity needs. See endnote (10) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Bank Earnings Before Taxes and Before Credit Losses

Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank’s holding company, ETB Holdings, Inc. (“Bank”) before provision for loan losses, gains on loans and securities, net, net impairment and losses on early extinguishment of wholesale borrowings. This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and losses on securities. Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital. See endnote (11) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

E*TRADE Bank Tier 1 Common Ratio and E*TRADE Financial Ratios

E*TRADE Financial ratios, including Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios, are based on the Federal Reserve regulatory minimum well-capitalized threshold. E*TRADE Bank’s and E*TRADE Financial’s Tier 1 common ratios are defined as the Tier 1 capital less elements of Tier 1 capital that are not in the form of common equity, such as trust preferred securities, divided by total risk-weighted assets. Management believes these ratios are an important measure of E*TRADE Bank’s and the Company’s capital strength. See endnotes (3), (18) and (19) for reconciliations of these non-GAAP measures to the comparable GAAP measures.

It is important to note these metrics and other non-GAAP measures may involve judgment by management and should be considered in addition to, not as a substitute for, or superior to, net income (loss), consolidated statements of cash flows, or other measures of financial performance prepared in accordance with GAAP. For additional information on the adjustments to these non-GAAP measures, please see the Company’s financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

ENDNOTES

(1) The annualized growth rate for net new brokerage assets is calculated by annualizing net new brokerage assets during the current period divided by the sum of security holdings, customer payables (cash), customer cash balances held by third parties and sweep deposits for the previous period end.

(2) The following table provides a reconciliation for the calculation of the total provision for loan losses including the additional $50 million that was recognized as a result of the Company receiving new bankruptcy data from third party servicers (dollars in thousands):

	Q3 2012	Q2 2012	Q3 2011
Provision for loan losses	$91,419	$67,261	$98,384
Additional charge-offs for bankrupt loans	49,600	-	-
Total provision for loan losses	$141,019	$67,261	$98,384

(3) The Tier 1 common ratio at E*TRADE Financial is a Q312 estimate and is a non-GAAP measure. Management believes this ratio is an important measure of the Company's capital strength. The Tier 1 common ratio is calculated as follows (dollars in thousands):

	Q3 2012	Q2 2012	Q3 2011
Shareholders' equity	$5,093,854	$5,079,609	$4,946,215
DEDUCT:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	(307,587)	(343,238)	(378,676)
Goodwill and other intangible assets, net of deferred tax liabilities	1,897,547	1,914,018	1,975,293
Subtotal	3,503,894	3,508,829	3,349,598
DEDUCT:
Disallowed servicing assets and deferred tax assets	1,267,471	1,304,810	1,312,423
Tier 1 common	$2,236,423	$2,204,019	$2,037,175

Total risk-weighted assets	$20,606,671	$21,696,165	$21,998,899

Tier 1 common ratio (Tier 1 common / Total risk-weighted assets)	10.9%	10.2%	9.3%

(4) In Q112, the Company transitioned from reporting under the OTS reporting requirements to reporting under the OCC reporting requirements. The Tier 1 leverage ratio in this release is the OCC Tier 1 leverage ratio for Q312 and Q212 and the OTS Tier 1 capital ratio previously reported for Q311. The OTS Tier 1 capital ratio and OCC Tier 1 leverage ratio are both calculated using total adjusted assets.

(5) Reflects elimination of transactions between Trading and Investing and Balance Sheet Management segments, which includes deposit and intercompany transfer pricing arrangements.

(6) Amounts and percentages may not calculate due to rounding.

(7) Operating margin is the percentage of net revenue that results in income (loss) before other income (expense) and income taxes. The percentage is calculated by dividing income (loss) before other income (expense) and income taxes by total net revenue.

(8) The following tables provide a reconciliation of GAAP book value and book value per share to non-GAAP tangible book value and tangible book value per share (dollars in thousands, except per share amounts):

	Q3 2012	Q2 2012	Q3 2011
Book value	$5,093,854	$5,079,609	$4,946,215
Less: Goodwill and other intangibles, net	(2,201,150)	(2,207,445)	(2,226,574)
Less: Deferred tax liability related to goodwill	303,603	293,427	251,281
Tangible book value	$3,196,307	$3,165,591	$2,970,922

	Q3 2012	Q2 2012	Q3 2011
Book value per share	$17.81	$17.78	$17.34
Less: Goodwill and other intangibles, net per share	(7.70)	(7.73)	(7.81)
Less: Deferred tax liability related to goodwill per share	1.06	1.03	0.88
Tangible book value per share	$11.17	$11.08	$10.41

(9) Enterprise net interest spread is the taxable equivalent rate earned on average enterprise interest-earning assets less the rate paid on average enterprise interest-bearing liabilities, excluding corporate interest-earning assets and liabilities and customer cash held by third parties.

(10) Interest coverage represents the ratio of the Company’s EBITDA to its corporate interest expense. The interest coverage ratio based on the Company’s net income (loss) was (0.6), 0.9, and 1.6 for the three months ended September 30, 2012, June 30, 2012, and September 30, 2011, respectively.

(11) Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank’s holding company, ETB Holdings, Inc. (“Bank”) before provision for loan losses, gains on loans and securities, net, net impairment and losses on early extinguishment of wholesale borrowings. This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and loss on securities. Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital(a). Below is a reconciliation of Bank earnings before taxes and before credit losses from income (loss) before income taxes (dollars in thousands):

	Q3 2012	Q2 2012	Q3 2011
Income (loss) before income taxes	$(36,303)	$60,540	$22,940
Add back:
Non-bank loss before income tax benefit(b)	67,156	45,478	52,131
Provision for loan losses	141,019	67,261	98,384
Gains on loans and securities, net	(78,977)	(24,685)	(24,341)
Net impairment	2,395	5,269	3,196
Losses on early extinguishment of wholesale borrowings	50,608	-	-
Bank earnings before taxes and before credit losses	$145,898	$153,863	$152,310

(a) Excess risk-based capital is the excess capital that E*TRADE Bank has compared to the regulatory minimum well-capitalized threshold.
(b) Non-bank loss represents all of the Company’s subsidiaries, including Corporate, but excluding the Bank.

(12) The brokerage account attrition rate is calculated by dividing attriting brokerage accounts, which are gross new brokerage accounts less net new brokerage accounts, by total brokerage accounts at the previous period end. This rate is presented on an annualized basis.

(13) Net new customer assets are total inflows to all new and existing customer accounts less total outflows from all closed and existing customer accounts. The net new banking assets and net new brokerage assets metrics treat asset flows between E*TRADE entities in the same manner as unrelated third party accounts.

(14) Delinquent loans include charge-offs for loans that are in bankruptcy or are 180 days past due which have been written down to their expected recovery value. The following table shows the total amount of charge-offs on loans that are still held by the Company as of the periods presented (dollars in millions):

	Q3 2012	Q2 2012	Q3 2011
One- to four-family	$ 463	$ 470	$ 430
Home equity	310	277	150
Total charge-offs	$ 773	$ 747	$ 580

(15) Includes unpaid principal balances and premiums (discounts).

(16) The TDR loan performance detail is a subset of the Company’s total loan performance. TDRs include loan modifications performed under the Company’s modification programs. TDRs do not include loans that have been charged-off due to the Company receiving notification of bankruptcy if the loan has not been modified previously by the Company.

(17) E*TRADE Bank capital ratios and excess capital amounts are Q312 estimates based on the regulatory minimum well-capitalized threshold. Below is a reconciliation of beginning to ending E*TRADE Bank excess risk-based capital for the quarterly periods presented:

	Q3 2012	Q2 2012	Q3 2011
Beginning E*TRADE Bank excess risk-based capital ($MM)	$1,686	$1,514	$1,390
Bank earnings before taxes and before credit losses	146	154	152
Provision for loan losses	(141)	(67)	(98)
Loan portfolio run-off(a)	1	55	61
Margin decrease (increase)	20	(52)	48
Capital upstream(b)	-	-	-
Changes in disallowed deferred tax assets	81	22	(35)
Other capital changes(c)	77	60	19
Ending E*TRADE Bank excess risk-based capital ($MM)	$1,870	$1,686	$1,537

(a) The capital release from loan portfolio run-off includes the decrease in risk-based capital required for the one- to four-family, home equity and consumer loan portfolios.
(b) Represents cash flows to and from the parent company.
(c) Represents the capital impact related to changes in other risk-weighted assets.

(18) The increase in the E*TRADE Bank Tier 1 common ratio from Q311 was due to the conversion of the Company’s $1.05 billion in preferred stock in E*TRADE Bank to common stock in December 2011. As a result of the conversion, the common stock is includable in the Tier 1 common capital for E*TRADE Bank. The Tier 1 common ratio at E*TRADE Bank is a Q312 estimate and is a non-GAAP measure. Management believes this ratio is an important measure of E*TRADE Bank's capital strength. The E*TRADE Bank Tier 1 common ratio is calculated as follows (dollars in thousands):

	Q3 2012	Q2 2012	Q3 2011
E*TRADE Bank shareholder's equity	$5,676,026	$5,629,406	$5,379,667
DEDUCT:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	(307,371)	(351,610)	(381,558)
Goodwill and other intangible assets, net of deferred tax liabilities	1,607,376	1,623,467	1,673,377
Subtotal	4,376,021	4,357,549	4,087,848
DEDUCT:
Disallowed servicing assets and deferred tax assets	742,686	825,609	676,990
Deduction for low-level recourse and residual interests	-	-	16,191
Preferred stock	-	-	1,050,000
E*TRADE Bank Tier 1 common	$3,633,335	$3,531,940	$2,344,667

E*TRADE Bank total risk-weighted assets	$20,203,613	$21,144,847	$21,259,474

E*TRADE Bank tier 1 common ratio (Tier 1 common / Total risk-weighted assets)	18.0%	16.7%	11.0%

(19) The Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios at E*TRADE Financial are Q312 estimates based on the Federal Reserve regulatory minimum well-capitalized requirements. E*TRADE Financial is not currently subject to capital requirements; however, the implementation of holding company capital requirements are expected to become effective within the next three years as a result of the Dodd-Frank Act. Management believes this ratio is an important measure of the Company's capital strength and has begun to track this ratio internally, using the current capital guidelines that apply to bank holding companies. The Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios are calculated as follows (dollars in thousands):

	Q3 2012	Q2 2012	Q3 2011
Shareholders' equity	$5,093,854	$5,079,609	$4,946,215
DEDUCT:
Losses in OCI on AFS debt securities and cash flow hedges, net of tax	(307,587)	(343,238)	(378,676)
Goodwill and other intangible assets, net of deferred tax liabilities	1,897,547	1,914,018	1,975,293
ADD:
Qualifying restricted core capital elements (TRUPs)	433,000	433,000	433,000
Subtotal	3,936,894	3,941,829	3,782,598
DEDUCT:
Disallowed servicing assets and deferred tax assets	1,267,471	1,304,810	1,312,423
Tier 1 capital	2,669,423	2,637,019	2,470,175
ADD:
Allowable allowance for loan losses	261,485	275,254	281,715
Total capital	$2,930,908	$2,912,273	$2,751,890

Total average assets	$49,400,750	$49,374,635	$46,880,301
DEDUCT:
Goodwill and other intangible assets, net of deferred tax liabilities	1,897,547	1,914,018	1,975,293
Subtotal	47,503,203	47,460,617	44,905,008
DEDUCT:
Disallowed servicing assets and deferred tax assets	1,267,471	1,304,810	1,312,423
Average total assets for leverage capital purposes	$46,235,732	$46,155,807	$43,592,585

Total risk-weighted assets(a)	$20,606,671	$21,696,165	$21,998,899

Tier 1 leverage ratio (Tier 1 capital / Average total assets for leverage capital purposes)	5.8%	5.7%	5.7%
Tier 1 capital / Total risk-weighted assets	13.0%	12.2%	11.2%
Total capital / Total risk-weighted assets	14.2%	13.4%	12.5%

(a) Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(20) The total expected losses on TDRs includes both the previously recorded charge-offs and the specific valuation allowance.

(21) Excludes loans to customers on margin.

(22) Gross-up for tax-exempt securities.

(23) Includes interest earned on average customer assets of $3.9 billion, $3.6 billion, and $3.7 billion for the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011, respectively, held by parties outside E*TRADE Financial, including third party money market funds and sweep deposit accounts at unaffiliated financial institutions.

CONTACT:
E*TRADE Financial Media Relations
Robert Horton, 646-521-4418
mediainq@etrade.com
or
E*TRADE Financial Investor Relations
Brett Goodman, 646-521-4406
brett.goodman@etrade.com